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                                                                      EXHIBIT 99
[DUSA COMPANY LOGO]

DUSA PHARMACEUTICALS, INC.(R)
FOR IMMEDIATE RELEASE

                     DUSA PHARMACEUTICALS AND PHOTOCURE ASA
                             SETTLE PATENT DISPUTES


WILMINGTON, MA (USA) AND OSLO, NORWAY MAY 31ST , 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) and PhotoCure ASA (OSE: PHO) today announced a licensing agreement under which DUSA grants PhotoCure a worldwide license under its patents relating to ALA esters.

PhotoCure will pay royalties on sales of its Metvix(R) and Hexvix(R) ester products as well as new products as long as DUSA holds patents in the US and certain other territories, including a prepaid royalty amount payable on 1 June 2006.

"This is good news for both companies and will strengthen our ability to achieve our commercial goals for Metvix, Hexvix and new products in development in attractive territories", said Kjetil Hestdal, President and CEO, PhotoCure. "This allows us to focus on sales and marketing of our current products, including Levulan(R), while continuing to develop our technology platform," said
D. Geoffrey Shulman, Chairman and CEO, DUSA.

ABOUT DUSA PHARMACEUTICALS

DUSA Pharmaceuticals, Inc. is an integrated dermatology specialty pharmaceutical company focused primarily on the development and marketing of its Levulan(R) Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of pre-cancerous actinic keratoses, and is being developed for the treatment of acne and photodamage. DUSA's other dermatology products include Nicomide(R), and the AVAR(R) line, resulting from its merger with Sirius Laboratories, Inc. These products target patients with acne and rosacea. DUSA is also developing certain internal indications of Levulan PDT. DUSA is based in Wilmington, MA.


ABOUT PHOTOCURE

PhotoCure ASA is a Norwegian pharmaceutical company listed on the Oslo Stock Exchange. The company develops and sells pharmaceuticals and medical devices for the treatment and diagnosis of different types of cancer. The products are based on proprietary photodynamic technologies, targeting specific dermatology and oncology markets.

Through worldwide studies, PhotoCure is developing its technology for new indications, such as acne, colon cancer and cervical cancer. The aim is to create a broad pipeline of

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follow-on products and technologies. PhotoCure is also developing photochemical internalization (PCI), a technology for light-directed drug delivery through its subsidiary PCI Biotech AS.

FORWARD LOOKING STATEMENTS

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the payment of royalties. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation penetration of the market by PhotoCure or its sublicensees, maintenance of our patent portfolio, and other risks and uncertainties identified in DUSA's filings with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2005.

For further information contact:

D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com

PhotoCure Contacts:
President and CEO KJETIL HESTDAL
Or CFO CHRISTIAN FEKETE
Tel: +47 22 06 22 10 Fax +47 22 06 22 18
Or visit www.photocure.com